Exhibit 99.1

For release: IMMEDIATELY

     For additional information contact: Thomas R. Pilholski – 602.652.9600

EAGLEPICHER INCORPORATED ANNOUNCES
COMMENCEMENT OF A TENDER OFFER AND CONSENT SOLICITATION FOR
ITS 9 3/8% SENIOR SUBORDINATED NOTES

     Phoenix, Arizona, July 9, 2003 – EaglePicher Incorporated (“EPI”), a wholly-owned subsidiary of EaglePicher Holdings, Inc. (the “Company”), announced today that it has commenced a cash tender offer and consent solicitation for its 9 3/8% Senior Subordinated Notes Due 2008 (the “Notes”). EPI is seeking to acquire any and all of its $220 million of Notes outstanding. The consent solicitation seeks consent from the holders of the Notes to amend the indenture governing the Notes to eliminate certain of the restrictive covenants and other contractual obligations, including the requirement that EPI and certain of its affiliates provide periodic financial reports to holders of the Notes. The tender offer and consent solicitation are being made in accordance with and subject to the terms and conditions stated in EPI’s Offer to Purchase and Consent Solicitation Statement dated July 9, 2003 (the “Statement”).

     The tender offer will expire at 11:59 p.m., New York City time, on August 5, 2003, unless extended or earlier terminated (the “Expiration Date”). The consent solicitation will expire at 5:00 p.m., New York City time, on July 22, 2003, unless extended or earlier terminated (the “Consent Date”).

     Holders who validly tender their Notes and validly deliver consents on or before the Consent Date will receive both the tender offer consideration and the consent payment (the “Total Consideration”). The Total Consideration will be a price of $1,000 per Note plus accrued and unpaid interest on the principal amount to, but not including, the date on which the Total Consideration is paid, as fully described in the Statement. The Total Consideration includes a $10 per Note consent payment that will be paid only for Notes tendered on or prior to the Consent Date. Holders who validly tender their Notes and deliver consents after 5:00 p.m. New York City Time on July 22, 2003 will receive only the tender offer consideration of $990 per Note and not the consent payment.

     EPI intends to finance the tender offer and consent solicitation with the proceeds of an offering of approximately $220 million aggregate principal amount of senior unsecured notes pursuant to Rule 144A and Regulation S under the Securities Act of 1933, as amended (the “Securities Act”), together with other available funds. The securities to be offered have not been registered under the Securities Act and may not be offered or sold in the United States, absent registration or an applicable exemption from such registration requirements. Additionally, EPI is currently negotiating a new senior secured credit facility in the approximate amount of $275 million to replace its current credit facility, which provided for an original term loan of $75 million, as amended, and a $220 million revolving facility.

     The obligation to accept for purchase and to pay for the Notes in the tender offer is conditioned upon, among other things, the receipt by EPI in the tender offer of a majority in aggregate principal amount of the outstanding Notes (and not validly withdrawn) prior to the Expiration Date; the receipt by EPI in the consent solicitation of consents from holders of a majority in aggregate principal amount of the outstanding Notes (and not validly revoked) prior to the Consent Date; the receipt of net proceeds from the proposed offering of senior unsecured notes or other financing on terms acceptable to EPI in an aggregate amount sufficient to pay for the tender offer and consent solicitation and related expenses; and the completion of EPI’s new senior secured credit facility.

     Requests for copies of the Statement and related documents, and assistance relating to the procedures for tendering Notes and delivering consents may be obtained by contacting D.F. King & Co., the Information Agent, at (800) 697-6975. Requests for assistance relating to the terms and conditions of the tender offer and the consent solicitation may be directed to UBS Securities, LLC, the Dealer Manager, at (203) 719-4210 (collect).

     This news release contains statements that, to the extent that they are not recitations of historical fact, constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, Section 21E of the Securities Exchange Act of 1934. Such forward-looking information involves risks and uncertainties that could cause actual results to differ materially from those expressed in any such forward-looking statements. These risks and uncertainties include, but are not limited to, our ability to maintain existing relationships with customers, demand for our products, our ability to successfully implement productivity improvements and/or cost reduction initiatives; our ability to develop, market and sell new products, our ability to obtain raw materials, increased government regulation or changing regulatory policies resulting in higher costs and/or restricting output, increased price competition, currency fluctuations, general economic conditions, acquisitions and divestitures, technological developments and changes in the competitive environment in which we operate, as well as factors discussed in our filings with the U.S Securities and Exchange Commission.

     All of the Company’s operations are conducted through EPI and its subsidiaries. EPI, founded in 1843, is a diversified manufacturer of industrial products for the automotive, defense, aerospace and other industrial markets worldwide.

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July 9, 2003